Technical Assistance Agreement for

Light Transport Vehicle Electric Drive System

Mahindra & Mahindra Ltd., India

And

NuGen Mobility Inc., USA

Phase II & III     $726,352.00

Date:	June 09, 2009

This Agreement has been made and entered into on the Ninth day of June  2009  by and between  Mahindra & Mahindra Ltd., a company incorporated under the Indian Companies Act, 1913, Gateway Building,  Apollo Bunder,  Mumbai 400 001, India

(hereinafter referred to as “M&M”, which expression shall unless it be repugnant to the context or meaning thereof shall mean and include its successors and assigns) Of the One Part and  NuGen Mobility Inc., a company incorporated under the laws of Delaware in the U.S.A having its registered office at 44645 Guilford Drive, Suite 201, Ashburn Virginia 20147, U.S.A

(hereinafter referred to as “NuGen”, which expression shall unless it be repugnant to the context or meaning thereof shall mean and include its successors and assigns) of the Other Part

(M&M and NuGen  are individually referred to as Party and collectively referred to as Parties)

WHEREAS

1	M&M is a manufacturer and seller, inter alia, of utility vehicles and parts and accessories thereof;

2	NuGen is a service provider company which provides technical services including engineering in the area of electric drive and drive systems components;

3
By an agreement dated 8th January 2008 M&M has appointed NuGen for the purpose of developing a drive system for a 4-wheel Light Transport Vehicle (LTV) platform that will be converted to an all Electric drive train for evaluation purposes (Project) as per the details  mdentioned therein ;

4
Under the said agreement dated 8th January 2008 NuGen has completed the Phase I of the Project and the Parties are desirous of carrying out Phase II and III of the Project and for that purpose wish to enter into this agreement;

5	The Parties have thought it expedient to put forth in writing the terms and conditions on which NuGen shall provide the services to M&M for Phase II and II of the Project, as hereinafter appearing.

6	This Agreement outlines the relationship and understanding of the Project.

NOW IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1	Object

The object of the Agreement is for NuGen is to carry out the services for the Phase II and III of the Project and to support and develop a drive system for a 4-wheel Light Transport Vehicle (LTV) platform  that will be converted to an all Electric drive train for evaluation purposes (Project) as per the Proposal Annexed hereto as Annexure I.

2	Scope of this Agreement

2.1	The integration of a drive system into a vehicle are to be carried out in three phases as follows:

2.1.1	Phase I : System Verification and Design.

During this Phase a case study will be carried out whereby the initial requirements, architecture and prototype design of required components will be developed for the target platform and results typically in a prototype vehicle(s).

Work contemplated under this Phase I has already completed and the Parties now wish to carry out the work under Phase II and III as hereinafter appearing

2.1.2	Phase II: Validation.

During this phase further evaluation of the platform by practical testing and measurements of performance to ensure that the initial assumptions prove to be valid to meet the needs of the product.

2.1.3	Phase III: Production readiness.

After the validation, in this phase, the product will be ready to enter into production

This Agreement covers Phase II and Phase III of the project.

2.2	Deliverables

The following lists of tasks of development will be covered by NuGen during Phase II and III.   A detailed list of tasks and responsibilities associated with these phases is given in the RASIC chart (Appendix I)

2.2.1	Integration: On-site support at M&M’s facilities for initial integration and testing of Infield Service Prototypes.

2.2.2	Validation of performance: Testing and validation of platform performance to compare against original expectations and analysis that was utilized to determine requirements of various components.

2.2.3	Training: Training for M&M personnel. The Training will consist of basic operation and understanding of the system.

2.2.4	Continued Support: NuGen will assist and help analyze any data accumulated through the testing and validation period and provide recommendations of “Next Step”

2.2.5	Support M&M efforts to meet CMVR certification of the vehicle and continued platform testing.

2.2.6	Iterate/Modification of design for general form, fit and function.

2.2.7	Cost Reduction: do a full design for manufacturing (DFM) and design for assembly (DFA) analysis bringing the cost of the product down too desired targets in production.

2.2.8
Costed BOM:  Assessment of alternative parts, methods and minor design modifications without altering determined requirements will be performed to minimize the BOM count and cost of the DTS drive train.

2.2.9	Creation of Production documentation: This would include BOMs, Testing and QC metrics and processes for this specific product.

2.2.10
Manufacturing and assembly of approximately ten (10) systems to validate various iterations and changes to the products through this phase.  It is anticipated that a minimum of five (5) of these units will be able to be provided to M&M for integration and testing on the targeted platform.

2.2.11	Final testing and qualification of said units

2.3	Production Systems Verification

2.3.1
To complete and verify the DFM/DFA process there will be three stages whereby systems will be manufactured and assembled in stages, to be delivered and utilized for further testing, integration and deployment purposes.

2.3.2
Validation Prototype (VP):  25 units will be manufactured and assembled based on the results of the DFM/DFA process.  The units will predominantly be assembled at NuGens facility in the USA.  To meet the target cost per unit for this state it is expected that most of the part content will be provided from selected sources in India and China utilizing tooling and targeted sources for production.

2.3.3
Production Proveout (PP):  25 units will be manufactured and assembled based on the results of the DFM/DFA process.  To meet the target costs per unit for this state and to verify the tooling and process to proceed into JOB1 phase, the units are intended to be fully assembled outside USA and validated by NuGen.  It is expected that all tooling will be in place for this stage.

2.3.4
Production (JOB1):  At least 100 units a month for a period of one (1) year will be provided to M&M by NUGEN for further market testing and evaluation.  All costs are based on a yearly projections of 1200 units

2.3.5	The above tasks to acquire completed systems are considered as part of this engagement. Due to the complexity, timing, potential variation of costs specific details will be decided at a later date.

2.3.6	However, in order to meet the target dates of the program the decisions must be taken by the following prescribed dates;

For VP & PP systems:	September 2009	(corrp. with RASIC Line 72)

For JOB1 systems:	January 2010	(corrp. with RASIC Line 83)

As a guide line the present anticipated costs for the systems and timing of the expense are;

Production Systems	Cost/ea.	Tooling	Time

25 VP units	$3,043	$85,950	Sept-Jan 2009

25 PP units	$1,138	$56,750	Jan-Mar 2010

JOB1	$875	$14,270	June 2010-11

Greater detail and explanation of the projected costs can be found in Appendix II

2.4
Only the deliverables that have been specifically stated above will be deemed as “Required”.  Should there be any deliverables that are missing and or desired, M&M should verify or communicate this with NuGen.

2.5
If any additional technical assistance is required for final integration and or general application use and set-up beyond what has been stated in 2.1, NuGen will make its services available to M&M. NuGen will provide these services above and beyond those specified in the proposal using section 5.5.8 as reference.

3	Time Lines

3.1	The Phase II and III will extend over a nine (9) month period.

3.2
However the Parties may mutually discuss and decide shorter timelines. In that event adjustments and corrections if any, in costs will be made to cover the additional expenses due to such shorter time lines.

3.3

4	Price & Payments

4.1	Fee

4.1.1	Any pricing marked as budgetary or preliminary is to be considered estimates and is not a firm quotation.

4.1.2	All prices as shown are in Net US $ and are based on a one time purchase cost with no guarantee or commitment for any further work or development from both parties involved.

4.1.3	Should there be interest for further commitment or guarantees, Parties will mutually discuss and arrive at a decision in respect of the same.

4.1.4
Prices and delivery of components are F.O.B. NuGen Mobility Inc. in Ashburn, Virginia and do not account for any custom duties, shipping costs and any applicable sales tax locally. These additional costs will be the responsibility of M&M.

4.2	Fixed Cost: Phase II and III

Pricing	$/Line
NRE – Costs to Company (Labor)	$567,152
Development (DFM/DFA) Support Expenses	$120,000
Total	$687,152

Anticipated/Budgetary Travel Related Expenses**	$39,200

4.2.1
Lead Time is assumed to be 9 months upon receipt of order and required deposit.  Some variations in schedules may apply due to other requirements and / or timing and availability of M&M’s resources to complete the required tasks

4.2.2
* To complete and verify the DFM/DFA process, upto ten DTS systems will be manufactured and assembled in stages, and atleast five will be delivered and utilized for further testing, integration and deployment purposes.

4.2.3	** Travel by NuGen personnel to and fro Washington, DC, to India will be billed at actuals and are to be reimbursed to NuGen net US Dollars

4.2.4
To keep travel expenses low, it is assumed that NuGen will have access to M&M’s guest house facilities and any local road travel will be provided and picked up by M&M.  All other travel related expenses to and from M&M’s facilities, external of the Mumbai / Nasik area, will be the responsibility of NuGen unless specifically requested and approved by M&M ahead of time.

4.3	Purchase Order requirements
A firm purchase order (PO) will be issued to NuGen for the deliverables listed above. The proposed contract is a FIXED COST contract net to NuGen after applicable Indian taxes and could be stated as such in one line item.

4.4	Payment Schedule

4.4.1	The Payment schedule given below has been tagged to anticipate dates and associated deliverables based on the discussions and assuming commencements on time.

4.4.2	In the event commencement of the project does not begin as assumed, the dates as proposed will be modify accordingly.

4.4.3	Upon completion of the each milestone NuGen will invoice M&M and it is expected that payment will be made using “Net 15 terms”

Sr. No	Description	Anticipated Date	Amount (USD Net)	Expected Activity (appx. RASIC line)
1	ARO (35%)	08 JUNE09	$240,503	6
2	Installment 2 (30%)	09JULY09	$206,146	58
3	Installment 3 (15%)	10 SEPT09	$103,703	72
4	Installment 4 (10%)	05 NOV09	$68,715	83
5	Final Payment (10%)	07 JAN10	$68,715	105

*Dates:  The dates reflected above are the dates as to when NUGEN must receive funds within its account
** Expected Activity represents the activity that should be substantially completed or significant effort to be applied by said date

4.5
The decisions and time lines associated with the Project may vary depending on internal schedules and feedback of M&M and NuGen.  The dates stated above are the best “assumed” dates and should not be construed as absolute.

4.6
In the event that a payment date has elapsed more than 30 days of the expected date, payment for that Deliverable should be considered due and paid accordingly within Net 15 terms, based on the assumption that NuGen has not shown any gross negligence or fraud, and has actively pursue all reasonable commercial efforts to meet the required dates and Deliverables.

4.7	M&M at its cost will visit NuGen at its facilities in Virginia, USA for purposes of discussions, training, design iteration and testing of the DTS

4.8
Additional Services that are requested and mutually agreed upon between NuGen and M&M that are directly related to this Phase of the Project as defined, but not covered under this Statement of Work, can be provided utilizing the following guidelines;

4.8.1	US $ 600 NET per man day

4.8.2
Any external expense incurred by NGM for such as but not limited to any approved travel, lodging, materials and external services will be remunerated at a TOTAL NET equivalent to the direct cost plus 10% for handling and processing.

4.9	Completion of project is defined as delivery of all physical DTS units, documents as per the RASIC,

4.10	Payments can be made via wire transfer to:

Bank:	Citibank, NA
Local Branch:	Capitol Hill, BR# 913
Local Address:	600 Pennsylvania Ave. SE, Washington, DC, 20003 USA
Via New York	(if necessary for international wires)
Account:	NuGen Mobility
Local Routing No.:	2540 -70116
Account No.:	1532 - 0065
Routing:	0210-00089
SWIFT Code:	CITIUS33

5	Intellectual Property Rights

5.1
Any existing ideas, know-how and patents (and applications thereof) owned by the Parties, prior to this Project,  not resulting from Project work carried out under this Agreement, but introduced into the Project, shall remain each Party’s exclusive property.

5.2
Any new ideas, know-how and inventions made by NuGen’s employees specifically as a result of the Project work carried out under this Agreement shall be the joint property of both Parties.  The Parties shall enter into a separate agreement for sharing these joint intellectual property rights which may be generated pursuant to such inventions, development carried out by the NuGen’s employees under the Project under this Agreement.

5.3	Any ideas, know-how and inventions made by M&M’s employees as a result of the Project work carried out under this Agreement shall be M&M’s exclusive property.

5.4
Any drawings and technical documents relating to the Project in any manner submitted by one Party to the other, prior or subsequent to the conclusion of this Agreement, shall remain the exclusive property of the submitting Party and shall be treated as confidential information by the receiving Party, and may be utilised only for Project work performed pursuant to this Agreement.

6	Third Party Patents, Trademarks, Copyright

6.1
Nugen shall use best efforts to ensure that design features and products    designed and developed pursuant to this Agreement will not infringe any intellectual property rights of third parties. For this purpose NuGen shall conduct  patent searches.

6.2
In the event a design feature or the normal intended use of a product leads to a claim alleging infringement of a third party's intellectual property right, M&M shall give NuGen  immediate notice in writing of any such claim. NuGen shall assist M&M in the defence of any such claims. If the use of a design feature or a product is permanently enjoined by reason of an infringement of a valid third party’s intellectual property right, NuGen will use its best efforts

6.2.1	to modify the design feature or the product to render it non infringing, or

6.2.2	to get a licence from the third party who is the owner of the intellectual property right.

7	Warranty

7.1
NuGen warrants that it will execute the Project in a professional and competent manner according to state of the art. The Project and Deliverables to be supplied pursuant to this Agreement will be in compliant with Indian laws and standard practice in the electric drive system and vehicle industry, standards, and regulations as well as with those regulations in countries pertinent to M&M’s purposes to the extent they have been communicated in writing to and accepted by NuGen.

7.2	The Documentation rendered pursuant to this Agreement will be according to the existing general practice for comparable development projects in the electric drive system and vehicle industry.

7.3
M&M shall examine Project work and the Deliverables provided under this      Agreement upon receipt and shall notify NuGen in writing of any defect within reasonable delay but not more than 15 (fifteen) working days.

8	Liability

8.1
NuGen shall be liable for damages only if it is held responsible for intent or gross negligence. Any liability for indirect and/or consequential damages, including loss of property or profit, is specifically disclaimed. Unless claims are made in writing within 6 (six) months from the date of occurrence of the damage, but not later than two years from the date of delivery, they  shall be forfeited.

9	Confidentiality

9.1	The Parties are obliged

9.1.1	not to disclose the nature, extent and objective of this Agreement to any other party,

9.1.2	to keep all technical and other information (such as business secrets etc.) received from the other Party under this Agreement strictly confidential,

9.1.3	not to disclose or convey any such confidential information to any third party without the prior written consent of the disclosing Party.

9.2	The confidentiality obligations under this Article shall not apply to information which

9.2.1	was already in possession of one Party and not presently subject to an obligation of confidentiality prior to its receipt from the other Party; or

9.2.2	becomes available to the general public through no fault of either Party; or

9.2.3	is rightfully disclosed to either M&M or NuGen by a third party without a present obligation of confidentiality; or

9.2.4	is explicitly approved for release by prior written authorisation of M&M and NuGen.

9.2.5
The confidentiality obligations under this clause shall not be affected by the termination of this Agreement and shall continue in full force and effect for a period of 3 (three) years after termination of this Agreement.

9.3
In addition a Non-Disclosure Agreement will have to be signed and ratified between NuGen and M&M so all variations and possibilities of incorporating newer technology may be shared openly with M&M. A copy of NuGen’s standard NDA has been included as an attachment in Appendix IV

10	Force Majeure

10.1
Should circumstances such as fire, flood, earthquake, military actions, trade embargo, etc. (force majeure) occur which are beyond the control of either contracting Party preventing fulfilment of their obligations of this Agreement, the time stipulated for the fulfilment of such obligations shall be postponed for the period equal to that during which the circumstances of force majeure last.

10.2
If circumstances of force majeure, as defined above, occur at an appointed Supplier on whom NuGen or M&M is dependent for the fulfilment of the Project this will also constitute force majeure conditions for NuGen or M&M.

10.3	These obligations are subject to immediate fulfilment after the cessation of the circumstances of force majeure.

10.4
A certificate issued by a Chamber of Commerce or another authority of competence of the respective country confirming the existence and cessation of the circumstances of force majeure will serve as proof to that effect.

10.5
Should the circumstances of force majeure continue for more than six months, either Party may terminate this Agreement by giving written notice by registered letter to the other Party.  Such termination will take effect 30 days from the receipt of the notice.

11	Solvency, Liability and Complete Performance

11.1
In case of any eventuality leading to cessation of activity at NuGen (for reasons including but not limited to bankruptcy), M&M will have the right to enforce NuGen and Eric Takamura jointly and individually for complete performance of the deliverables as defined under this contract at the same terms and conditions(including cost and timelines) mentioned in the contract.

11.2	NuGen will release its employees from their non-compete clause to complete the deliveries defined and stated under this contract without any restrictions whatsoever.

11.3
In  the above situation, all  the  performances  of  parts  there of  which have already been fulfilled by NuGen according to the deliverables of the contract till  the  date of filing of the bankruptcy shall be settled and paid according to the contractual provision.

12	Premature Termination of the Agreement

12.1	Either Party may immediately terminate this Agreement by giving written notice by registered letter to the other Party if any of the following occurs:

12.1.1	bankruptcy proceeding is instituted against either Party's assets, or such proceeding is not instituted because of insufficient assets;
12.1.2	such other Party materially breaches this Agreement and fails to remedy such breach within 60 days after written notice is given.

12.2
In addition to the circumstances set forth in Clause 11.1 M&M may terminate this Agreement at any time by giving NuGen 30 Days prior written notice by registered letter and remittance of any outstanding invoices or expenses incurred as a result of the project till the date of receiving notice by NuGen

13	Assignment and Subcontracting

13.1	Neither M&M nor NuGen shall assign or transfer to a third party any of its rights or obligations under this Agreement, neither in whole nor in part.

13.2
The Parties may employ subcontractors to such an extent that enables them to carry out their obligations under this Agreement and only for those parts of work which are customarily performed by the Parties’ respective subcontractors within similar projects.

14	Applicable Law and Arbitration

14.1	This Agreement shall be construed and interpreted according to the Indian Law

14.2
All disputes arising out of or in connection with this Agreement shall be submitted to arbitration in under the (Indian) Arbitration and Conciliation Act 1996. The arbitration decision shall be final and binding on the Parties without further recourse to courts of ordinary jurisdiction. The venue of arbitration shall be Mumbai, India. The arbitration procedure shall be in English.

15	Notices

15.1
Any notice or other information required or authorized by this Agreement to be given by either Party to other may be given by hand or sent by registered post A.D. by courier or by facsimile transmission or comparable means of communication, to the other Party at the following address:

To	M&M
Mahindra & Mahindra Ltd
Automotive Sector
Akurli Rd.,
Mumbai 400101, INDIA
Attention: Mr. Rajan Wadhera
Chief of Engineering & Development

e-mail:	wadhera.rajan@mahindra.com
Fax:	(022) 28864211

To Nu Gen

Eric Takamura
NuGen Mobility Inc
44645 Guilford Drive, Suite 201
Ashburn, Virginia 20147, USA

e-mail: eric.takamura@ngmcorp.com
Fax: 703-858-0699

15.2
Any notice or other information given by post or courier shall be deemed to have been given on the tenth (10th) day after the envelope containing the same was so posted, or on the fifth (5th) day after the envelope containing the same was so sent by courier, and proof that the envelope containing any such notice or information was properly addressed, registered and posted or sent by courier and that it has not been so returned to the sender, shall be sufficient evidence that such notice or information has been duly given.

15.3
Any notice or other information sent by facsimile transmission or comparable means of communication should be deemed to have been duly given on the next day after transmission. A written confirmation to that effect shall be sent by post as mentioned hereinabove.

15.4
Service and any legal proceedings concerning or arising out of this Agreement shall be effected by causing the same to be delivered to the Party to be served at its registered office, or to such other address as may from time to time be notified in writing by the Party concerned.

16	Validity and Duration of Agreement

16.1	This Agreement will become valid and come into force on June 9, 2009 (Effective Date).

16.2
The duration of this Agreement will be 30 months from Effective Date on the condition that all Project work described in Clause 2 has been completed by NuGen  and all payments have been made by M&M and shall expire without notice of termination. An extension of the duration will automatically occur if the aforementioned two conditions (completion of Work and payment) are not met within the 30 months period until such conditions are fulfilled.

16.3
Those provisions of this Agreement which by their nature should survive termination or expiration shall remain in effect in the event of such termination or expiration. These provisions include, but are not limited to Clauses  5, 6, 9, and 13.

17	Amendments

17.1
This Agreement constitutes the entire Agreement between the Parties and supersedes any prior agreements or understandings, whether oral or written. No amendments or changes to this Agreement shall be binding unless made in writing and signed by duly authorised officers of M&M and NuGen.

18	Invalid Provisions

18.1
If any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of this Agreement shall be unaffected and shall continue in full force and effect. In lieu of such invalid or unenforceable provision, there will be added automatically, as part of this Agreement, a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

19	Appendices

19.1
All parts of this Agreement are equally binding on NuGen and M&M. However, in the event of a discrepancy or conflict in the interpretation of any part of the contractual terms and conditions and any of the appendices, the contractual terms and conditions shall prevail.

For & on behalf of M&M :	For & on behalf of NuGen Mobility:

Rajaj Wadhera	Eric Takamura
Chief of Engg. & Development	CEO / President

/s/Rajaj Wadhera	/s/Eric Takamura

Date: 9/06/09	Date: 9/06/09

For & on behalf of Eric Takamura
As an individual

/s/ Eric Takamura
Date: 9 / Jun / 09

Annexure I

RASIC

R – Responsible; A – Approve; S; - Support I; - Information; C - Consult
Tasks		NuGen	M&M	Vendor	Notes
1	Integration Support	C,S	A , R
2	Base Line integration at M&M as provided by NuGen PHI	C,S	A , R
3	Near Term modifications of placement or wiring based on "Quick Insight"	C,S	A , R
4	Testing & Validation
5	Tests: Range, Gradeability, Acceleration	C,S	A, R
6	Training
7	"Concepts": What matters, Things to watch out for in an EV	C, I, S	A, R
8	"Good Habits" - conceptual on connectivity of components	C, I, S	A, R
9	Vehicle Operation - "Driver’s Perspective"	A, R	S
10	Level I use of NuGen VCM440 Utility: Setup of vehicle, throttle, brake, switch configuration	A, R
11	Continued Support
12	Analyze Vehicle Level data	C,S	A, R
13	Analyze DTS Level data	R	A, S
14	Conceptual Layout & Modifications of platform and components	C,S	A, R
15	Consider Integration of "current sensing" into controller
16	Modify thermal loading or profiles
17	Consider a higher integrated battery box
18	Support M&M efforts to;
19	Verify and validate that vehicle meets AIS standards.	C,S	A, R
20	CMVR certification of vehicle	C,S	A, R
21	Continued platform testing:
22	Technical Performance – Gradeability, Acceleration, Top speed, Range	C,S	A, R
23	“Drivability and Feel” -	C,S	A, R
24	Accelerator and Braking sensitivity. Feed back of system status, Ride and general driving characteristics	C,S	A, R
25	Additional Training of M&M personnel - capability of continued adjustments and characterization of platform	C,S	A, R
26	Level 2 - NuGen VCM440 Utility: Battery parameters - SOC, Engine braking	R
27	Level 3 - NuGen VCM440 Utility: Data logging and primary parameters and information to look at	R
28	Interaction and feed back within M&M	C,S	A, R
29	Marketing

Tasks		NuGen	M&M	Vendor	Notes
30	Performance, Range, Features ( Too little, OK, Too Much)	C,S	A, R
31	DTS - Impact study on cost and components based on Feedback	R	A, S
32	Platform - Impact study on cost and components based on Feedback	S	A, R
33	Production
34	Modifications to BASE platform - (Acceptable / Not Acceptable, desired Modifications)	C,S	A, R
35	Selection of Components, (suspension, transmission, brakes)		A, R
36	Impact study on cost and components based on Feedback	C,S	A, R
37	Define and set-up final Production Requirements for DFM/DFA (Phase III)	C,S	A, R
38	Collate Information and Finalize Physical Requirements Documents		A, R
39	Platform Related		A, R
40	DTS - Related	C, R	A
41	Collate Information and Finalise Functional Requirement Documents	C,S	A,R
42	Platform Related - Parts		A, R
43	Architecture / Wiring	C,S	A, R
44	DTS - Related (e.g. Thermal considerations and ambient temps of perf)	C, R	A, S
45	Iterate/Modification of design for form, fit and function.
46	Implement agreed upon changes based on New Requirment documents from Phase II	A, R	S
47	Two-Speed Transmission	I	A, R	I, R?
48	Modify Instrument Display for VCM	I, C	A, S	R
49	Integration of Motor & Controller	A, R	S		[1]
50	Insert Current Sharing in Controller	A, R	S		[1]
51	Battery Box Integration	I, S	A, R	I, R?
52	Modify based on agreed upon changes for performance	A	S
53	Reduce size of thermal area for less performance at lower ambient	A, R	S		[1]
54	Bearing Arrangements of Motor	A, S	R
55	Can number of power devices in controller be reduced	A, R	S		[1]
56	Cost Reduction
57	DFM & DFA Analysis 1
58	BOM Analysis
59	In-depth cost analysis of production as design Exists	A, R	C, S	I
60	Highlight "High Cost components" - Part selected, Quantity	A, R	C, S	I
61	Trade-off matrix: Alternative Parts & Qty vs. Performance	A, R	C, S
62	Method of Manufacturing & Processes

Tasks		NuGen	M&M	Vendor	Notes
63	Mechanical Based Items such as castings	A, S	R	I
64	Electrical Based Items such as PCBs & Circuits	A, R	S	I
65	Tradeoff matrix: Method and configuration vs. Performance	A, R	C, S
66	Design Iteration 1
67	Overall control of design	A, R	C, S
68	Implement, perform and do design modifications
69	Mechanical including FEA/ Thermal analysis	C, S	A, R
70	Electrical/ Electronics	A, R	C, S
71	Vehicle Interface and integration	A, C	R, S
72	Manufacture Prototype (Lot 1) based on new designs (EP)	A, R	C, S
73	Mechanical Parts	A, S	R
74	Electrical Parts (PWB's, PCB,s)	A, R	S
75	Assembly of Prototypes Lot 1 (~3-5 units)	A, R			May be scrapped
76	Bench Testing and Evaluation	A, R
77	Testing on Platform	C, S	A, R
78	Design Iteration based on feedback from Lot 1
79	DFM & DFA Analysis 2
80	BOM Analysis	A, R	C, S	I
81	Manufacturing Process Analysis	A, R	C, S	I
82	Assessment of Targets and Goals	C, S	A, R
83	Manufacture Prototype (Lot 2) based on final designs (PP)	A, R	C, S
84	Mechanical Parts	A, S	R
89	Electrical Parts (PWB's, PCB,s)	A, R	S
90	Assembly of Prototypes (5 units)	A, R
91	Bench Testing and Evaluation	A, R
92	Testing on Platform	C, S	A, R
93	Life Cycle Testing	C, S	A, R
94	Delivery to M&M for vehicle integration	C, R	A, S
95	Vehicle Integration (EP 2)	A,S	C,R
96	Final Documentation – Collation and hand over to M&M	C, R	A, S
97	System model & simulation	A, R	C, S
98	Solid models	A, R	C, S
99	Drawings	A, R	C, S
100	Design notes	A, R	C, S
101	BOM	A, R	C, S
102	Bought out component specification and source	A, R	C, S
103	Production system Verification Stage (VP/PP)
104	Delivery of 25 EP Systems	A,R	C,S
105	Integration, Testing and release of EP Platforms	C, S	A, R
105	Delivery of 25 PP Systems	A,R	C,S

Tasks		NuGen	M&M	Vendor	Notes
106	Integration, Testing and release of PP Platforms	C, S	A, R
107	Field support of EP/PP platforms (upto as in Agreement)	C, S	A, R

CONFIDENTIAL PORTIONS OF THIS AGREEMENT DESIGNATED BY ASTERISKS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Appendix II

DTS Unit Costs & Tooling Costs

Anticipated Quantities	DATE	Product State	Projected unit cost ($)		Tooling ($)		$/unit w-tooling amortization
10 Units for DFM/DFA support & verification	June - Sept 2009	C-EP	$	*	$	*	$ *
50 units
25 units EP	Sept-Jan 2009	EP	$	*	$	*	$ *
* 25 units PP	Jan. - Mar. 2010	PP	$	*	$	*	$ *
* 100 units per month for 1 year	June 2010 - June 2011	JOB1	$	*	$	*	$ *
* Price based on commiment of full JOB1 by SEPT 2009			Sub-Total		$	*

TOOLING & ASSEMBLY NOTES		qty	$/ea		Extended
[1] - Based on Manufacturing and Assembled in USA	Stencils	6	$	*	$	*	Iteration 1&2: Addressing known/found issues
** Potential to get part supply support from India and reduce per unit costs	Solder masks	6	$	*	$	*	Iteration 1&2
	Stamp Tool	1	$	*	$	*	Punch
	Machining Fixtures	2	$	*	$	*	Stator, Cases
	Soft Tool Coils	1	$	*	$	*
	Rotor assembly fixture	1	$	*	$	*
	Copper Tooling (Bus bars)	4	$	*	$	*
					$	*
[2] - Assembled in USA - Most parts from intended manufacturing processes from India and/or China	Stencils	6	$	*	$	*	Iteration 3: Final Layout
	Solder masks	6	$	*	$	*	Iteration 3:
	Castings	4	$	*	$	*	2x motor, 2x controller
	stamping/press	1	$	*	$	*	Motor (vane)
	Copper Tooling (Bus bars)	4	$	*	$	*
	Molds	3	$	*	$	*	Motor phase, Controller phase & Bat
	Assembly jigs	3	$	*	$	*	Stator 2x, rotor
	Misc. Go No-Go Gages	2	$	*	$	*	Motor 1x, 4x controller
	Test fixtures	5	$	*	$	*	Motor 1x, 4x controller
					$	*
[3] - Predominantly Manufactured in China under NuGen with Final Assembly/top level testing in India	Stencils	3	$	*	$	*	Iteration 4: Correction of errors
	Solder masks	3	$	*	$	*	Iteration 4:
	Castings	2	$	*	$	*	Motor (doghouse) & or add-ons and mods
	Forging	2	$	*	$	*	rotor, shaft
	stamping/press	9	$	*	$	*	Motor (vane, phase leads), Controller ( 4x bus bars)
	Molds	3	$	*	$	*	Motor phase, Controller phase & Bat
	Assembly jigs	1	$	*	$	*
	Misc. Go No-Go Gages	3	$	*	$	*	Motor 1x, 4x controller
	Test fixtures	2	$	*	$	*	2x Controller
					$	*

Appendix III

Anticipated Travel Costs

Description	Avg. Est. $/ea.	Qty	Extended	Notes:
TRAVEL
Travel to India (Mngmt)	2000	8	$16,000.00	On average 2 every 3 months
Travel to India (tech.)	2000	6	$12,000.00	2 people per trip, 3 criticals
Travel to India/Manuf (QC / Process)	2000	2	$4,000.00	On average 1 every 3 months
Travel to vendors/sources	2600	2	$5,200.00	To vendors for spms plus MI&E
Misc. Domestic	500	4	$2,000.00	Vendors & subs
			$39,200.00

Appendix IV

NON-DISCLOSURE AGREEMENT

Nugen Mobility, Inc.
44645 Guilford Drive – Suite 201
Ashburn, Virginia 20147 – USA
Tel: (703) 858-0036
Fax: (703) 858-0699

THIS AGREEMENT, by and between NuGen Mobility, Inc. and M&M, shall have an effective date of ____, 2009.

WITNESSETH

WHEREAS, the parties are desirous of exchanging information relative to the information and data relative to Electric Motor, Motor Controller and Aspects of Motor Controls design, development and production, and in the performance of contracts between the paries with regard thereto.

WHEREAS,  one  party  (OWNER)  may  disclose  to  the  other  party  (RECIPIENT) certain information pursuant to this Agreement which the owner deems CONFIDENTIAL or PROPRIETARY.

NOW, THEREFORE, for and in consideration of the promises and mutual covenants herein set forth, and other vauable consideration, the receipt and sufficiency of which is hereby acknowledged, theparties hereto agree as follows:

1. For a period of ten (10) years from the time of receipt, RECIPIENT: (i) shall not disclose any information it receives from OWNER that is marked CONFIDENTIAL  or PROPRIETARY  (or comparable legend) or which OWNER has otherwise indicated in writing to  RECIPIENT is  CONFIDENTIAL or  PROPRIETARY to anyone, including any other  individual,  person, firm or corporation;  provided, however the  RECIPIENT will restrict access to  CONFIDENTIAL or PROPRIETARY information to such of its directors, officers, shareholders, members, employees, contractors, affiliates, representatives, advisors or  agents whose access is reasonably  necessary  for the  purpose of  exchanging such information pursuant to this Agreement; (ii shall not use the information for its own benefit except as provided herein; and shall use the same  degree of care to avoid disclosure or use of such information as RECIPIENT employs with respect to its own confidential or proprietary information of like importance. Each person who receives CONFIDENTIAL or PROPRIETARY infomation as permitted by this Agreement, shall be informed by  RECIPIENT of its  CONFIDENTIAL or  PROPRIETARY nature, shall be directed to  treat such information confidentially, shall agree to abide by the  provisions of this Agreement and shall be bound by the provisions and obligations of this Agreement.

2.
Information shall not be deemed CONFIDENTIAL or PROPRIETARY and RECIPIENTshall have no obligation with respect to such information which: is or becomes part of the public domain without a breach of this Agreement by the RECIPIENT:

a)
was at the time of receipt otherwise known to the RECIPIENT as evidenced by written records or other writing in existence  prior to the   time of receipt and kept in the  ordinary course of business by the RECIPIENT or by actual proof of use by the RECIPIENT prior to the disclosure by the OWNER;

b)
subsequently is developed, independently or without reference to or use of the CONFIDENTIAL or PROPRIETARY information, by an employee of the  RECIPIENT to whom said information was not divulged either directly or indirctly by the RECIPIENT;

e)
becomes known or available to the RECIPIENT from a party or parties other than the OWNER without a breach of this Agreement by the RECIPIENT, provided that to the RECIPIENT’s knowledge after reasonable inquiry, such party is not and was not bound by a duty of confidentiality to OWNER regarding the CONFIDENTIAL or PROPRIETARY information; or

f)	is disclosed in accordance with the written approval of the OWNER.

3.
In the event tat the RECIPIENT is legally compelled, by subpoena, deposition, interrogatories, request for production of documents, court or administrative order, civil investigative demand or otherwise to disclose any CONFIDENTIAL or PROPRIETARY, the RECIPIENT shall provide OWNER with prompt written notice of such requirement or request so that OWNER may seek a protective order, other appropriate remedy and/or waive of compliance with the terms of this Agreement. If such protective order or other remedy is not obtained or if such a waiver is provided, RECIPIENT agrees to furnish only that portion of the CONFIDENIAL or PROPRIETARY information which it is legally required to furnish and to exercise best efforts to obtain confidential treatment of such CONFIDENTIAL or PROPRIETARY information.

4.
Each party respectively appoints the below identified person as its Data Control Coordinator for the receipt and dispatch, on its behalf, of all CONFIDENTIAL or PROPRIETARY information it receives from or discloses to the other party pursuant to this Agreement. Each party reserves the right to change its Data Control coordinator by giving the other party notice in writing of the name and address of its newly appointed Data Control Coordinator.

On behalf of NuGen Mobility,

Eric Takamura,   44645, Guilford Drive,Suite 201
Ashburn, Virginia 20147

On behalf of Mahindra and Mahindra Ltd
Rajan Wadhera, Head of Engineering and Development

5.
In the event CONFIDENTIAL or PROPRIETARY information is orally disclosed, the OWNER thereof agrees to notify RECIPIENT of such oral  disclosure, and reduce same to writing or other tangible media within thirty (30) days of such oral disclosure, referencing the place and date thereof, and the names of employees of RECIPIENT to whom such oral disclosure was made.

6.
All tangible information delivered hereunder whether written or in any other tangible media shall be and remain the property of OWNER and all such information, and any copies thereof, shall be promptly returned to OWNER upon written request, or destroyed at OWNER’s option.

7.
In the event any information disclosed hereunder bears a Military Security Classification, the provisions of the Department of Defense Industrial Security for Safeguarding Classified Information shall be appropriately complied with by each party, provided, however, that the RECIPIENT shall provide the OWNER evidence of its security clearance and the level thereof before receiving any classified information.

8.
There are no understandings, agreements or representations expressed or implied, which are not specified herein.  This Agreement may not be amended except in writing signed by duly authorized representatives of both parties hereto.

9.	The parties hereto agree that this Agreement shall be governed for all purposes by the law of the Commonwealth of Virginia.

10.
Nothing contained in this Agreement shall be construed as granting of conferring any rights whatsoever to or upon the  RECIPIENT by license of otherwise, expressly, implicitly,  or otherwise, for any patent, issued or pending, invention, discovery, improvement, trade secret, or any other intellectual property, owned or controlled, made, conceived, or acquired, prior to or after the date of this Agreement.

11.	This Agreement may be executed in counterparts, each of which is an original and both of which , taken together, constitutes a single instrument.

12.
This Agreement  shall be  binding upon and  inure to the benefit of the parties hereto andtheir successors and assigns. Notwithstanding the  foregoing, neither  party  shall assign any of its rights or obligations hereunder without the written consent of the other party.

13.
Either party may terminate this Agreement prospectively, by  written  notice  to  the  otherparty at the address indicated at the beginning of this Agreement, or at such other address as a party may y notice hereafter specify, without liability to the other party. In no event shall termination of this Agreement affect obligations under this Agreement already in effect. This Agreement shall terminate two years after the date of this Agreement. Notwithstanding such termination, the obligations of each of the parties concerning nondisclosure in this Agreement shall terminate five (5) years following receipt of the CONFIDENTIAL or PROPRIETARY information.

14.
If any provision of this Agreement is found unreasonable or unenforceable by a court or competent jurisdiction, that provision shall be severed therefrom to the extent consistent with the overall meaning hereof, and the remainder of this Agreement shall continue in effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representative as of the Effective Date hereof.

For NuGen Mobility Inc

By: Eric Takamura

/s/Eric Takamura

Title:	President

Date: 9/ June / 09

For Mahindra and Mahindra Ltd

By: /s/Rajan Wadhera

Title:	EVP, Head of Engineering & Development

Date:  09/06/09